Exhibit 99.1

Covidien Conducts Voluntary Recall and Discontinues Duet TRSTM Reload

MANSFIELD, Mass. - August 22, 2012 - Covidien today announced that it is conducting a voluntary recall of all production lots for the Duet TRS™ Universal Straight and Articulating Single-Use Loading Units (SULU). In addition, the Company has discontinued manufacturing the Duet TRS Universal Straight and Articulating SULU.
Covidien has received one report that links the Duet TRS tissue reinforcement material to a post-operative injury after abdominal surgery. The Company has concluded that Duet TRS may have the potential to injure adjacent anatomical structures, which may result in life threatening post-operative complications. This voluntary recall is in addition to the recall announced January 16, 2012, relating to the contraindication of the device in the thoracic cavity. At that time, Covidien received reports of 13 serious injuries and three fatalities following the application of Duet TRS in the thoracic cavity.

The affected product codes and descriptions are as follows:

DUET4535	Duet TRS 45 3.5MM STRAIGHT SULU
DUET4535A	Duet TRS 45 3.5MM ARTICULATING SULU
DUET4548	Duet TRS 45 4.8MM STRAIGHT SULU
DUET4548A	Duet TRS 45 4.8MM ARTICULATING SULU
DUET6035	Duet TRS 60 3.5MM STRAIGHT SULU
DUET6035A	Duet TRS 60 3.5MM ARTICULATING SULU
DUET6048	Duet TRS 60 4.8MM STRAIGHT SULU
DUET6048A	Duet TRS 60 4.8MM ARTICULATING SULU

Launched in 2009, the Duet TRS reload is a SULU with a fully integrated tissue reinforcement system to support staple lines in tissues. To date, the Company has sold more than 540,000 units worldwide.

Customers have been notified of this recall by letter on August 21, 2012. All Duet TRS product can be returned by contacting Customer Service at feedback.customerservice@covidien.com or 1-800-722-8772, option 1, to obtain a Return Goods Authorization (RGA) prior to returning the affected units.

Healthcare professionals and customers may report adverse events or quality problems experienced with the use of this product to the FDA's MedWatch Adverse Event Reporting program either online, by fax or by phone.

•	Online: http://www.fda.gov/medwatch/report.htm

•	Fax: 1-800-332-0178

•	Phone: 1-800-332-1088

CONTACTS

Bruce Farmer
Vice President
Public Relations
508-452-4372
bruce.farmer@covidien.com

John Jordan
Manager, Communications
Surgical Solutions
508-452-4891
john.jordan@covidien.com

Coleman Lannum, CFA
Vice President
Investor Relations
508-452-4343
cole.lannum@covidien.com

Todd Carpenter
Director
Investor Relations
508-452-4363
todd.carpenter@covidien.com